Investor and Media Inquiries:
David A Christiansen
610-208-3065
dchristiansen@cartech.com

CARPENTER COMPLETES DIVESTITURE
OF CERAMICS BUSINESSES

Wyomissing, PA., (April 1, 2008) – Carpenter Technology Corporation (NYSE:CRS), today announced completion of the sale of its ceramics businesses, Certech and Carpenter Advanced Ceramics, to the Morgan Crucible Company plc.
The sale of the businesses occurred on March 31, 2008 and concluded the transaction previously announced December 21, 2007.  The businesses were sold on a cash and debt-free basis for approximately $145 million.
Carpenter Technology produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Detailed information about Carpenter Technology can be accessed at our website: www.cartech.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied.  The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007, its subsequent Form 10-Q, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter’s business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors;  4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages;  9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; and (12) the pending sale of its ceramics operations.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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